Western New England Bancorp, Inc. S-8

Exhibit 10.5

Grant No.: _______

WESTERN NEW ENGLAND BANCORP, INC.

2021 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT
COVER SHEET

Western New England Bancorp, Inc., a Massachusetts corporation (the “Company”), hereby grants restricted shares (the “Restricted Stock”) of the Company’s common stock, $0.01 par value per share (the “Stock”), to the Grantee named below, subject to the terms and conditions set forth in this cover sheet, in the attached Restricted Stock Agreement (together with the cover sheet, the “Agreement”), and in the Company’s 2021 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”).

Grant Date:
Name of Grantee:
Number of shares of Restricted Stock:
Vesting Commencement Date:
Vesting Schedule:

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:

Title:

Attachment

This is not a share certificate or a negotiable instrument.

WESTERN NEW ENGLAND BANCORP, INC.

2021 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Restricted Stock	This grant is an award of Stock in the number of shares set forth on the cover sheet of this Agreement, subject to the vesting conditions described below (“Restricted Stock”). The purchase price is deemed paid by your prior services to the Company.
Transferability	To the extent not yet vested, your Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Stock be made subject to execution, attachment, or similar process. If you attempt to do any of these things, the Restricted Stock shall immediately be forfeited.
Vesting

The Company will issue your Restricted Stock in your name as of the Grant Date set forth on the cover sheet of this Agreement.

Subject to Section 16 of the Plan, your right to the Stock under this Agreement vests as set forth in the Vesting Schedule shown on the cover sheet of this Agreement, so long as you continue in Service on each applicable vesting date set forth on the cover sheet of this Agreement. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this Agreement.

Forfeiture of Unvested Stock	In the event that your Service terminates for any reason other than your death or Disability, you will forfeit to the Company all of the shares of Stock subject to this Grant that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.
Death or Disability	In the event that your Service terminates due to your death or Disability, any unvested shares of Restricted Stock subject to this Grant will become immediately vested on the date of such termination of Service.
Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company, the Bank, or any Affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating ninety (90) days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Committee determines, in its sole discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan.

Issuance

The issuance of the shares of Stock upon the grant of Restricted Stock pursuant to this Agreement will be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates, with any unvested Restricted Stock bearing the appropriate restrictions imposed by this Agreement. As your interest in the Stock vests as described on the cover sheet of this Agreement, the recordation of the number of shares of Restricted Stock attributable to you will be appropriately modified if necessary.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of or in connection with the Restricted Stock, including the payment of dividends and the vesting of Stock acquired under this Grant. In the event that the Company, the Bank, or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the Restricted Stock, the Company, the Bank, or any Affiliate shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company, the Bank, or any Affiliate. To satisfy this withholding obligation, the Company may provide you with the opportunity, in its discretion, to have the Company withhold shares of Stock otherwise issuable to you or by delivering to the Company shares of Stock already owned by you. If the Company provides you with the foregoing opportunity and you fail to make an election to do either, the Company may determine which method to use, including by withholding shares of Stock otherwise issuable to you. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company, the Bank, or any Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between the Company, the Bank, or any Affiliate and you, the Company, the Bank, and any Affiliate reserve the right to terminate your Service at any time and for any reason.
Stockholder Rights

You have the right to vote the Restricted Stock and to receive any dividends declared or paid with respect to such Stock. Any distributions you receive as a result of any stock split, stock dividend, combination of shares, or other similar transaction will be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto. The Committee may, in its sole discretion, require any dividends paid on the Restricted Stock to be reinvested in shares of Stock, which the Committee may, in its sole discretion, deem to be a part of the shares of Restricted Stock and subject to the same conditions and restrictions applicable thereto.

No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your share certificate is issued (or an appropriate entry is made), except as described in the Plan.

Forfeiture of Rights	If you should take actions in violation or breach of or in conflict with (i) any employment agreement, (ii) any non-competition agreement, (iii) any agreement prohibiting solicitation of employees or clients of the Company, the Bank, or any Affiliate, (iv) any confidentiality obligation with respect to the Company, the Bank, or any Affiliate, (v) any Company or Bank policy or procedure, (vi) any other agreement, or (vii) any other obligation between you and the Company, the Bank, or any Affiliate, the Company has the right to cause an immediate forfeiture of your unvested Restricted Stock, and with respect to those shares of Restricted Stock vesting during the period commencing twelve (12) months prior to your termination of Service with the Company due to taking actions in violation or breach of or in conflict with the aforementioned agreements, policies, or procedures, the right to cause a forfeiture of those vested shares of Stock.

Recoupment

This grant is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (i) any Company or Bank “clawback” or recoupment policy or (ii) any law, rule, or regulation that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or law, rule, or regulation.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you will reimburse the Company the amount of any payment in settlement of this Grant earned or accrued during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Adjustments

In the event of a stock split, a stock dividend, or a similar change in the Stock, the number of shares covered by this grant may be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan.

Your Restricted Stock will be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity.

Legends

All share certificates representing the Stock issued in connection with this grant shall, where applicable, have endorsed thereon the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

Applicable Law	This Agreement will be interpreted and enforced under the laws of the Commonwealth of Massachusetts, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in the Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock. Any prior agreements, commitments, or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation, and/or severance agreement between you and the Company, the Bank, or any Affiliate will supersede this Agreement with respect to its subject matter.

Data Privacy

To administer the Plan, the Company, the Bank, or their Affiliates may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company, the Bank, and their Affiliates to process any such personal data.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Human Resources Department to request paper copies of these documents.
Code Section 409A	The grant is intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, the Bank, their Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A and neither the Company, the Bank, their Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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